Exhibit 99

NEWS

The Sherwin-Williams Company            ●           101 W. Prospect Avenue           ●           Cleveland, Ohio 44115           ●           (216) 566-2000

The Sherwin-Williams Company Reports 2020 Year-end and Fourth Quarter Financial Results

•	Consolidated net sales for the year increased 2.6% to a record $18.36 billion and increased 9.1% in the quarter to a record $4.49 billion

○	Net sales from stores in U.S. and Canada open more than twelve calendar months increased 2.7% in the year and 9.3% in the quarter

•	Full year diluted net income per share increased 33.9% to $22.08 per share compared to $16.49 per share in full year 2019

○

Excluding the impact of acquisition-related amortization expense, diluted net income per share increased 16.4% to $24.58 per share in the full year versus $21.12 per share in full year 2019, excluding the impact of acquisition-related costs and other adjustments

•	Full year net operating cash increased $1.09 billion to a record $3.41 billion, or 18.6% of sales

•	Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) increased 18.4% in the year to $3.44 billion, or 18.7% of sales

•	The Company anticipates diluted net income per share for 2021 in the range of $23.87 to $24.67 per share, including acquisition-related amortization expense of $2.53 per share

CLEVELAND, January 28, 2021—The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the year and fourth quarter ended December 31, 2020. Compared to the same period in 2019, full year consolidated net sales increased $460.9 million, or 2.6%, to $18.36 billion due primarily to higher sales to most of the Consumer Brands Group’s retail customers in the U.S. and Europe, and higher sales in residential repaint, DIY and new residential in the U.S. and Canada paint stores in The Americas Group, partially offset by the impacts of COVID-19 on some end markets primarily served by the Performance Coatings Group. Currency translation rate changes reduced consolidated net sales for the year by 1.1%. Consolidated net sales in the quarter increased $374.4 million, or 9.1%, to $4.49 billion primarily due to higher paint sales volume in The Americas Group and higher sales in the Consumer Brands Group and Performance Coatings Group.

Diluted net income per share in the year increased to $22.08 per share from $16.49 per share for 2019. Full year 2020 included a charge of $2.50 per share for acquisition-related amortization expense. Full year 2019 included charges of $2.52 per share for acquisition-related amortization expense, $0.69 per share for integration costs, $1.00 per share for non-cash indefinite-lived trademark impairments, $0.79 per share for a tax credit investment loss and $0.27 per share for pension settlement expense, partially offset by benefits of $0.36 per share for a Brazil indirect tax credit and $0.28 per share from the resolution of the California litigation.

Diluted net income per share increased in the quarter to $4.46 per share from $2.66 per share for 2019. Fourth quarter 2020 included a charge of $.63 per share for acquisition-related amortization expense. Fourth quarter 2019 included charges of $1.00 per share for non-cash indefinite-lived trademark impairments, $0.63 per share for acquisition-related amortization expense and $0.34 per share for integration costs, partially offset by a benefit for a Brazil indirect tax credit of $0.36 per share.

Net sales in The Americas Group increased 2.1% to $10.38 billion in the year and increased 9.0% to $2.58 billion in the quarter due primarily to higher residential repaint, DIY and new residential paint sales in the U.S. and Canada, partially offset by the impacts of COVID-19 on demand in some end market segments served. Net sales from stores in U.S. and Canada open for more than twelve calendar months increased 2.7% in the year and 9.3% in the quarter over last year’s comparable periods. The Americas Group segment profit increased to $2.29 billion, or 22.1% of net sales, in the year from $2.06 billion, or 20.2% of net sales, last year due primarily to favorable customer and product mix and moderating raw material costs. In the fourth quarter, segment profit increased to $558.7 million, or 21.7% of net sales, from $449.4 million, or 19.0% of net sales, in the prior year quarter due primarily to higher paint sales volume and favorable customer and product mix.

Net sales in the Consumer Brands Group increased 14.1% to $3.05 billion in the year primarily due to higher volume sales to most of the group’s North American and European retail customers. In the fourth quarter, net sales increased 13.6% to $612.8 million due primarily to higher volume sales to most of the group’s retail customers. Segment profit increased to $579.6 million, or 19.0% of net external sales, in the year from $373.2 million, or 13.9% of net external sales, last year due primarily to higher volume sales, favorable product mix, actions taken over the past year to improve our international operating margins, and moderating raw material costs. Acquisition-related amortization expense reduced segment profit as a percent of net external sales by 290 basis points in the current year compared to 340 basis points in 2019. In the fourth quarter, segment profit increased to $60.4 million, or 9.9% of net external sales, from $29.7 million, or 5.5% of net external sales, in the prior year quarter primarily due to higher volume sales, and an impairment charge in 2019. Acquisition-related amortization expense reduced segment profit as a percent of net external sales by 370 basis points in the quarter compared to 430 basis points in the fourth quarter of 2019. The impairment in 2019 impacted segment profit by $5.1 million in the year and the quarter.

Net sales of the Performance Coatings Group decreased 2.5% to $4.92 billion in the year due primarily to softer end market demand in most businesses, mostly due to the impacts of COVID-19, and unfavorable currency translation rate changes, partially offset by increased sales in the Packaging and Coil divisions in all regions. In the fourth quarter, net sales increased 7.3% to $1.30 billion due primarily to higher sales in all end markets served. Currency translation rate changes decreased the group’s full year net sales by 1.6%. Segment profit increased $121.0 million in the year to $500.1 million, compared to $379.1 million in the prior year. The full year increase was primarily due to the recognition of $117.0 million of impairment charges in the prior year related to recently acquired trademarks, moderating raw materials costs, good cost control, and favorable currency translation rate changes, which more than offset the impact from lower sales. As a percent of net external sales, segment profit in the year was 10.2%, compared to 7.5% in the prior year, including a 230 basis point impact from the non-cash impairment charges. Currency translation rate changes increased segment profit by $10.1 million in the year. During the fourth quarter, segment profit increased $141.1 million to $133.7 million compared to a segment loss of $7.4 million due primarily to higher sales, favorable currency translation rate changes and $117.0 million in non-cash impairment charges in the prior year quarter. As a percent of net sales, segment profit in the quarter was 10.3% compared to negative 0.6%, including a 970 basis point impact from the non-cash impairment charges. Currency translation rate changes increased segment profit by $9.4 million in the quarter. Acquisition-related amortization expense reduced segment profit as a percent of net external sales by 430 basis points in both full year 2020 and 2019, respectively.

The Company generated $3.41 billion in net operating cash during the year, an increase of $1.09 billion or 47% from the prior year, primarily driven by an increase in earnings and improved working capital management. The Company’s liquidity position remained strong with $226.6 million in cash and $3.50 billion of unused capacity under its revolving credit facilities at December 31, 2020. Our leverage ratio measured as total debt to EBITDA improved to 2.4 times at the end of the year compared to 3.0 times at the end of 2019. The strong cash generation in 2020 allowed us to return cash of approximately $2.93 billion to our shareholders in the form of dividends and share repurchases. The Company purchased 3.9 million shares of its common stock during 2020. At December 31, 2020, the Company had remaining authorization to purchase 4.55 million shares of its common stock through open market purchases.

Commenting on the financial results, John G. Morikis, Chairman and Chief Executive Officer, said, “We finished the year strong in the fourth quarter driven by 9% U.S. and Canada same store sales growth, continued North American DIY growth and growth in all industrial end markets. My deepest thanks goes to our 61,000 employees who delivered outstanding results in what was an extremely challenging and unpredictable year. For the full year, we delivered record sales, EBITDA and EPS, and we generated over $3.4 billion in net operating cash, which enabled us to return over $2.9 billion to shareholders via dividends and share repurchases. Each of our segments delivered improved segment profit and margin in 2020.

“In The Americas Group, our DIY and residential repaint businesses delivered strong double-digit growth in the quarter and new residential grew by high-single-digits. In our Consumer Brands Group, strong North American DIY was partially offset by weak results in our Asia business. In Performance Coatings Group, our coil, industrial wood and packaging businesses grew double-digits, while our general industrial business saw strong recovery in the quarter and grew high-single-digits. Our automotive business delivered more modest growth, as miles driven remain depressed.

“Moving to our 2021 outlook, we expect North American new residential and residential repaint demand will remain strong. Our commercial end markets will likely remain choppy, and our DIY business will face challenging comparisons. Our industrial businesses have never been better positioned, and we anticipate industrial demand will continue to improve. We’ll continue to target growing at a rate that outpaces the market through customer driven solutions, ongoing growth investments and multiple growth opportunities.

“In the first quarter of 2021, we anticipate our net sales will increase high single digits compared to the first quarter of 2020. For the full year 2021, we expect net sales to increase mid-to-high single digits compared to full year 2020. With annual sales at that level, we anticipate diluted net income per share for 2021 will be in the range of $23.87 to $24.67 per share compared to $22.08 per share earned in 2020. We expect our full year 2021 adjusted diluted net income per share guidance to be in the range of $26.40 to $27.20 per share, excluding $2.53 of acquisition-related amortization expense, compared to $24.58 per share for the full year 2020 on a comparable basis. We expect our 2021 effective tax rate to be in the low twenty percent range.”

Conference Call Information

The Company will conduct a conference call to discuss its financial results for the fourth quarter and full year 2020, and its outlook for the first quarter and full year 2021, at 11:00 a.m. EST on Thursday, January 28, 2021. The conference call will be webcast simultaneously in the listen only mode by Issuer Direct. To listen to the webcast on the Sherwin-Williams website, click on https://investors.sherwin-williams.com/events-and-presentations/, then click on the webcast icon following the reference to the January 28th release. The webcast will also be available at Issuer Direct’s Investor Calendar website, www.investorcalendar.com. An archived replay of the webcast will be available at this link https://investors.sherwin-williams.com/financials/quarterly-results/ beginning approximately two hours after the call ends.

About The Sherwin-Williams Company

Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of paint, coatings and related products to professional, industrial, commercial, and retail customers primarily in North and South America with additional operations in the Caribbean region, Europe, Asia and Australia. Sherwin-Williams manufactures products under well-known brands such as Sherwin-Williams®, Valspar®, HGTV HOME® by Sherwin-Williams, Dutch Boy®, Krylon®, Minwax®, Thompson’s® Water Seal®, Cabot® and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 4,900 company-operated stores and facilities, while the company’s other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Performance Coatings Group supplies a broad range of highly-engineered solutions for the construction, industrial, packaging and transportation markets in more than 120 countries around the world. Sherwin-Williams shares are traded on the New York Stock Exchange (symbol: SHW). For more information, visit www.sherwin.com.

Cautionary Statement Regarding Forward-Looking Information

This press release contains certain “forward-looking statements,” as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “could,” “plan,” “goal,” “potential,” “seek,” “intend” or “anticipate” or the negative thereof or comparable terminology. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company that could cause actual results to differ materially from such statements and from the Company’s historical results and experience. These risks, uncertainties and other factors include such things as: general business and economic conditions; the Company’s ability to successfully integrate past and future acquisitions into its existing operations, as well as the performance of the businesses acquired; strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company’s relationships with customers and suppliers; changes in raw material availability and pricing; adverse weather conditions or impacts of climate change, natural disasters and public health crises, including the COVID-19 pandemic; the duration, severity and scope of the COVID-19 pandemic and the actions implemented by international, federal, state and local public health and governmental authorities to contain and combat the outbreak and spread of COVID-19, which may exacerbate one or more of the aforementioned and/or other risks, uncertainties and factors more fully described in the Company’s reports filed with the Securities and Exchange Commission (SEC); and other risks, uncertainties and factors described from time to time in the Company’s reports filed with the SEC. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Relations Contacts:

Jim Jaye

Senior Vice President, Investor Relations & Corporate Communications

Direct: 216.515.8682

james.r.jaye@sherwin.com

Eric Swanson

Vice President, Investor Relations

Direct: 216.566.2766

eric.r.swanson@sherwin.com

Media Contact:

Julie Young

Vice President, Global Corporate Communications

Direct: 216.515.8849

corporatemedia@sherwin.com

Regulation G Reconciliations

Management of the Company believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of diluted net income per share excluding Valspar acquisition-related costs and other adjustments. This adjusted earnings per share measurement is not in accordance with U.S. generally accepted accounting principles (GAAP). It should not be considered a substitute for earnings per share computed in accordance with U.S. GAAP and may not be comparable to similarly titled measures reported by other companies. The following tables reconcile diluted net income per share computed in accordance with U.S. GAAP to adjusted diluted net income per share.

	Three Months Ended December 31, 2020			Year Ended December 31, 2020			(after-tax guidance) Year Ended December 31, 2021
	Pre-Tax	Tax Effect (1)	After- Tax	Pre-Tax	Tax Effect (1)	After- Tax	Low	High

Diluted net income per share			$4.46			$22.08	$23.87	$24.67
Acquisition-related amortization expense (2)	$.85	$.22	.63	$3.31	$.81	2.50	2.53	2.53

Adjusted diluted net income per share			$5.09			$24.58	$26.40	$27.20

	Three Months Ended December 31, 2019			Year Ended December 31, 2019
	Pre-Tax	Tax Effect (1)	After- Tax	Pre-Tax	Tax Effect (1)	After- Tax

Diluted net income per share			$2.66			$16.49

Trademark impairment	$1.31	$.31	1.00	$1.31	$.31	1.00
Brazil indirect tax credit	(.54)	(.18)	(.36)	(.54)	(.18)	(.36)
California litigation expense provision reduction				(.37)	(.09)	(.28)
Tax credit investment loss					(.79)	.79
Pension plan settlement expense				.35	.08	.27

Total other adjustments	.77	.13	.64	.75	(.67)	1.42

Integration costs (3)	.45	.11	.34	.88	.19	.69
Acquisition-related amortization expense (2)	.82	.19	.63	3.29	.77	2.52

Total acquisition-related costs	$1.27	$.30	.97	$4.17	$.96	3.21

Adjusted diluted net income per share			$4.27			$21.12

(1)	The tax effect is calculated based on the statutory rate and the nature of the item, unless otherwise noted.

(2)	Acquisition-related amortization expense consists primarily of the amortization of intangible assets related to the Valspar acquisition and is included in Amortization.

(3)

Integration costs consist primarily of professional service expenses, salaries and other employee-related expenses dedicated directly to the integration effort, and severance expense. These costs are included in Selling, general and administrative and other expenses and Cost of goods sold.

Management of the Company believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of earnings before interest, taxes, depreciation and amortization (EBITDA) excluding the Valspar acquisition and other adjustments. This measurement is not in accordance with U.S. GAAP. It should not be considered a substitute for net income or net operating cash. The following tables reconcile net income computed in accordance with U.S. GAAP to EBITDA for 2020 and Adjusted EBITDA for 2019.

(millions of dollars)	Three Months Ended March 31, 2020	Three Months Ended June 30, 2020	Three Months Ended September 30, 2020	Three Months Ended December 31, 2020	Year Ended December 31, 2020

Net income	$321.7	$595.9	$705.8	$407.0	$2,030.4

Interest expense	86.2	88.1	83.3	82.8	340.4

Income taxes	70.6	151.5	169.8	96.9	488.8

Depreciation	66.5	66.1	67.4	68.0	268.0

Amortization	78.1	77.4	78.7	79.2	313.4

EBITDA	$623.1	$979.0	$1,105.0	$733.9	$3,441.0

(millions of dollars)	Three Months Ended March 31, 2019	Three Months Ended June 30, 2019	Three Months Ended September 30, 2019	Three Months Ended December 31, 2019	Year Ended December 31, 2019

Net income	$245.2	$471.0	$576.5	$248.6	$1,541.3

Interest expense	91.0	89.2	85.3	83.8	349.3

Income taxes	53.7	204.7	133.3	48.8	440.5

Depreciation	64.7	65.0	65.3	67.1	262.1

Amortization	78.8	78.1	77.5	78.4	312.8

EBITDA	533.4	908.0	937.9	526.7	2,906.0

Trademark impairment				122.1	122.1

Brazil indirect tax credit				(50.8)	(50.8)

California litigation expense provision			(34.7)		(34.7)

Pension plan settlement expense	32.4				32.4

Integration costs	9.3	13.5	16.1	42.9	81.8

Adjusted EBITDA	$575.1	$921.5	$919.3	$640.9	$3,056.8

The Sherwin-Williams Company and Subsidiaries

Statements of Consolidated Income (Unaudited)

(millions of dollars, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019

Net sales	$4,488.8	$4,114.4	$18,361.7	$17,900.8

Cost of goods sold	2,360.1	2,220.4	9,679.1	9,864.7

Gross profit	2,128.7	1,894.0	8,682.6	8,036.1

Percent to net sales	47.4%	46.0%	47.3%	44.9%

Selling, general and administrative expenses	1,472.2	1,354.4	5,477.9	5,274.9

Percent to net sales	32.8%	32.9%	29.8%	29.5%

Other general expense - net	14.6	20.4	27.7	39.1

Amortization	79.2	78.4	313.4	312.8

Impairment of trademarks	2.3	122.1	2.3	122.1

Interest expense	82.8	83.8	340.4	349.3

Interest and net investment income	(1.0)	(24.3)	(3.6)	(25.9)

California litigation expense	—	—	—	(34.7)

Other (income) expense - net	(25.3)	(38.2)	5.3	16.7

Income before income taxes	503.9	297.4	2,519.2	1,981.8

Income taxes	96.9	48.8	488.8	440.5

Net income	$407.0	$248.6	$2,030.4	$1,541.3

Net income per share:

Basic	$4.54	$2.71	$22.45	$16.79

Diluted	$4.46	$2.66	$22.08	$16.49

Weighted average shares outstanding:

Basic	89,620,495	91,662,414	90,425,861	91,803,528

Diluted	91,268,111	93,580,685	91,942,623	93,446,842

The Sherwin-Williams Company and Subsidiaries

Business Segments (Unaudited)

(millions of dollars)

	2020		2019
	Net External Sales	Segment Profit (Loss)	Net External Sales	Segment Profit (Loss)
Three Months Ended December 31:
The Americas Group	$2,575.7	$558.7	$2,362.8	$449.4
Consumer Brands Group	612.8	60.4	539.4	29.7
Performance Coatings Group	1,299.7	133.7	1,211.2	(7.4)
Administrative	0.6	(248.9)	1.0	(174.3)

Consolidated totals	$4,488.8	$503.9	$4,114.4	$297.4

Year Ended December 31:
The Americas Group	$10,383.2	$2,294.1	$10,171.9	$2,056.5
Consumer Brands Group	3,053.4	579.6	2,676.8	373.2
Performance Coatings Group	4,922.4	500.1	5,049.2	379.1
Administrative	2.7	(854.6)	2.9	(827.0)

Consolidated totals	$18,361.7	$2,519.2	$17,900.8	$1,981.8

The Sherwin-Williams Company and Subsidiaries

Consolidated Financial Position (Unaudited)

(millions of dollars)

	December 31,
	2020	2019

Cash and cash equivalents	$226.6	$161.8

Accounts receivable	2,078.1	2,088.9

Inventories	1,804.1	1,889.6

Other current assets	482.6	491.4

Short-term borrowings	(0.1)	(204.7)

Current portion of long-term debt	(25.1)	(429.8)

Current portion of operating lease liabilities	(387.3)	(371.6)

Accounts payable	(2,117.8)	(1,876.3)

Other current liabilities	(2,064.1)	(1,639.5)

Working capital	(3.0)	109.8

Net property, plant and equipment	1,834.5	1,835.2

Deferred pension assets	53.1	43.0

Goodwill and intangibles	11,520.3	11,739.3

Operating lease right-of-use assets	1,761.1	1,685.6

Other non-current assets	641.2	561.4

Long-term debt	(8,266.9)	(8,050.7)

Postretirement benefits other than pensions	(275.6)	(263.0)

Deferred income taxes	(846.1)	(969.9)

Long-term operating lease liabilities	(1,434.1)	(1,370.7)

Other long-term liabilities	(1,373.7)	(1,196.7)

Shareholders’ equity	$3,610.8	$4,123.3

The Sherwin-Williams Company and Subsidiaries

Selected Information (Unaudited)

(millions of dollars, except store count data)

	Three Months Ended		Year Ended

	December 31,		December 31,
	2020	2019	2020	2019

Depreciation	$68.0	$67.1	$268.0	$262.1

Capital expenditures	110.0	104.1	303.8	328.9

Cash dividends	120.2	105.9	488.0	420.8

Amortization of intangibles	79.2	78.4	313.4	312.8

Significant components of Other general expense - net:

Provision for environmental related matters - net	$16.3	$5.1	$37.1	$23.0

(Gain) loss on sale or disposition of assets	(1.7)	15.3	(9.4)	16.1

Significant components of Other (income) expense - net:

Domestic pension plan settlement expense				$32.4

Loss on extinguishment of debt			$21.3	14.8

Investment and royalty income	$(10.7)	$(4.2)	(16.4)	(12.0)

Net expense from banking activities	2.6	2.7	10.4	10.7

Foreign currency transaction related losses (gains)	(3.1)	7.2	7.2	19.7

Brazil indirect tax credit		(33.5)		(33.5)

Other (1)	(14.1)	(10.4)	(17.2)	(15.4)

Intersegment transfers:

Consumer Brands Group	$918.4	$838.0	$3,688.4	$3,607.0

Performance Coatings Group	32.1	27.9	137.1	116.2

The Americas Group

Store count data:

The Americas Group - net new stores	16	31	16	62

The Americas Group - total stores	4,774	4,758	4,774	4,758

Performance Coatings Group - net new branches	1		1	(1)

Performance Coatings Group - total branches	282	281	282	281

(1)	Consists of items of revenue, gains, expenses and losses unrelated to the primary business purpose of the Company.